UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)

July 23, 2020

MACKENZIE REALTY CAPITAL INC.

 (Exact name of registrant as specified in its charter)

Maryland	000-55006	45-4355424
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

89 Davis Road, Suite 100 Orinda, California	94563
(Address of principal executive offices)	(Zip Code)

(925) 631-9100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

The Company today issued the following press release:

As we begin the 3rd calendar quarter of 2020, we’d like to remind you of the Board’s decision to suspend regular quarterly dividends as of March 31, 2020, due to numerous factors relating to the global COVID-19 pandemic. We intend to continue to qualify as a real estate investment trust, and thus we intend to meet the related requirement that we distribute at least 90% of our taxable income, once such amounts are reasonably determinable.

As you know, our dividends have generally been supported by 2 things: 1) distributions of income from our investments, and 2) liquidity events. We generate the largest portion of our income from “earning” the discount at which we purchase assets. Many of our investments have suspended or reduced distributions, and we have far fewer liquidity events. We believe this to be temporary and, as the markets stabilize, we will return to generating income as we have previously.

MacKenzie receives incentive compensation after paying a 7% preferred return; therefore, it is incentivized to earn income for our shareholders. We continue to take advantage of unique opportunities in the real estate space and remain optimistic that MacKenzie Realty Capital will emerge from this pandemic in a very strong position.

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations or projections relating to items such as the timing of payment of dividends are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended June 30, 2019, as amended, and its other filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACKENZIE REALTY CAPITAL, INC.
(Registrant)

Date: July 23, 2020	By:	/s/ Robert Dixon
Robert Dixon
President